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                                     RIDER

                           UNEMPLOYMENT BENEFIT (UB)

RECEIPT OF AMOUNTS PAID PURSUANT TO THE TERMS OF THIS RIDER MAY BE SUBJECT TO A 10% PENALTY TAX IN ADDITION TO ANY INCOME TAXES DUE. YOU SHOULD CONSULT WITH YOUR PERSONAL TAX ADVISOR.

This rider is to be attached to and made a part of your policy. Wherever in this rider the term cash value is used, it shall mean the policy's accumulation value where that term is used in the policy.

UNEMPLOYMENT BENEFIT

(A)  WHAT IS IT?

     The Unemployment Benefit is a one time increase in the amount of a partial withdrawal from or full surrender of your policy which will not be subject to the imposition of a surrender charge. That amount shall be increased to 50% of the policy's cash value.

     To qualify for the benefit, your policy must be inforce for one year from the policy date, have a minimum cash value of $5,000 and you must have been unemployed for at least sixty (60) consecutive days.

     The benefit option may be exercised only once during the life of the policy.

(B)  WHAT IS REQUIRED TO RECEIVE THIS BENEFIT?

     To apply for this benefit you must submit a determination letter from the applicable state's Department of Labor indicating that you qualify for and are receiving unemployment benefits.

GENERAL PROVISIONS

(A)  NO VALUES

     This rider does not have cash values.

(B)  ASSIGNMENTS

     If the policy is subject to an assignment, you must provide us with a written consent by the assignee to receive any payment under this rider.

(C)  WHEN RIDER ENDS

     To cancel this rider, you must send a signed notice to us. The rider ends when we receive your notice or when the policy is surrendered or terminated.



                                                     NEW YORK LIFE INSURANCE AND
                                                             ANNUITY CORPORATION


                                             BY /s/ FREDERICK J. SIEVERT
                                                --------------------------------
                                                                       PRESIDENT

                                                /s/ GEORGE J. TRAPP
                                                --------------------------------
                                                                       SECRETARY


992-300